EXHIBIT M

ANCORA TRUST

SECOND AMENDED AND RESTATED DISTRIBUTION

AND SHAREHOLDER SERVICING PLAN

WHEREAS, Ancora Trust (the “Trust”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and the Trust desires to compensate Ancora Securities, Inc. (“Distributor”) for providing the services described herein with respect to the shares of beneficial interest (“Shares”) of any of the Trust’s Funds (the “Funds”) listed in Exhibit A hereto; and

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Plan will benefit the Funds of the Trust and the Shareholders of such Funds; and

WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trustees of the Trust must adopt a plan under which the Distributor will provide the distribution services stated in Section 2;

WHEREAS, the Trustees of the Trust wish to adopt a plan under which the Distributor will provide or cause to be provided to Shareholders some or all of the shareholder services stated in Section 3; and

WHEREAS, the following Plan amends and restates the Amended and Restated Distribution and Shareholder Servicing Plan dated as of January 1, 2013.

NOW, THEREFORE, the Trustees of the Trust hereby adopt the following Plan.

1.

Purpose. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the Trust and for the provision of shareholder services.

2.

Distribution Services. The Trust will pay fees up to the amount set forth in Section 4 below for distribution services, at the rate of compensation set forth in Exhibit A, as may be amended from time to time by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined in Section 11 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement. These fees are paid (i) to the Distributor for its services in connection with distribution assistance; or (ii) to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, and mutual fund supermarkets (“Service Providers”) as compensation for services or reimbursement of expenses incurred in connection with distribution assistance.

3.

Shareholder Services. The Trust will also pay fees up to the amount set forth in Section 4 below for shareholder services, at the rate of compensation set forth in Exhibit A, as may be amended from time to time. These fees are paid to the Distributor and Service Providers for shareholder services, including: (i) maintaining accounts relating to Shareholders that invest in Shares; (ii) arranging for bank wires; (iii) responding to Shareholder inquiries relating to the services performed by the Distributor and/or Service Providers; (iv) responding to inquiries from Shareholders concerning their investment in Shares; (v) assisting Shareholders in changing dividend options, account designations and addresses; (vi) providing information periodically to Shareholders showing their position in Shares; and (vii) forwarding shareholder communications from the Funds such as proxies, shareholder reports, annual reports, and dividend distribution and tax notices to Shareholders.

4.

Fee Limits. Aggregate fees paid to the Distributor pursuant to Section 2 above shall not exceed fifty basis points (0.50%) and fees paid to the Distributor pursuant to Section 3 above shall not exceed twenty-five basis points (0.25%).

5.

Approval. This Plan shall not take effect with respect to any Fund or Class of Shares thereof until it has been approved together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined in Section 11 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

6.

Continuance. This Plan shall continue in effect for a period of more than one year after it takes effect, only for so long as such continuance is specifically approved at least annually in the manner provided in Section 5 herein for the approval of this Plan.

7.

Reports. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

8.

Termination. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.

9.

Related Agreement. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Shares of the Funds, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

10.

Amendment. This Plan may not be amended to increase the amount of distribution expenses permitted pursuant to Section 4 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of the Shares of the Funds or Class affected, and all material amendments to this Plan shall be approved in the manner provided in Section 5 herein for the approval of this Plan.

11.

Qualified Trustees. As used in this Plan, (a) the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

12.

Governance Standards. While this Plan is in effect, the Board of Trustees of the Trust shall satisfy the fund governance standards as defined Rule 0-1(a)(7) of the 1940 Act.

13.

Agreements. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

Amended as of August __, 2014.